DIRTT Reports First Quarter 2025 Financial Results

CALGARY, Alberta, May 7, 2025 (GLOBE NEWSWIRE) – DIRTT Environmental Solutions Ltd. (“DIRTT”, the “Company”, “we”, “our”, “us” or “ours”) (TSX: DRT; OTC: DRTTF), a leader in industrialized construction, today announced its financial results for the three months ended March 31, 2025. All financial information in this news release is presented in U.S. dollars, unless otherwise stated.

First Quarter 2025 Highlights and Recent Developments

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Revenue of $41.3 million in the first quarter of 2025, an increase of 1%, from the prior year’s period.
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Gross profit margin decreased to 35.2% of revenue in the first quarter of 2025 from 35.9% in the first quarter of 2024. Gross profit was negatively impacted by tariff related costs amounting to 1.4% of revenue.
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During the first quarter of 2025, various tariffs have been levied by the U.S. and Canadian governments. We incurred $0.6 million (1.4% of revenue) in tariffs and costs related to tariff mitigation actions. DIRTT is most impacted by the 25% tariff levied on Canadian aluminum exports to the United States. Subsequent to quarter end, the U.S. also levied tariffs of 145% on imports from China which increases the cost of Chinese sourced hardware used in DIRTT’s products.
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Net loss after tax and net loss margin for the first quarter of 2025 was $0.7 million and 1.6%, respectively, compared to a net income after tax of $3.0 million and net income margin of 7.5% in the first quarter of 2024.
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Adjusted EBITDA(1) was $2.1 million (5.1% of revenue) in the first quarter of 2025, compared to $2.7 million (6.5% of revenue) in the first quarter of 2024.
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Liquidity, comprising of unrestricted cash and available borrowings, was $36.0 million at March 31, 2025, compared to $39.3 million at December 31, 2024.
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On February 5, 2025, the U.S. District Court for the Northern District of Utah dismissed and redirected DIRTT’s lawsuit against Falkbuilt Ltd. (“Falkbuilt”) in Utah on procedural grounds to Canada. In DIRTT’s similar lawsuit against Falkbuilt in Canada, the Court of King’s Bench of Alberta has scheduled an eight-week trial to commence February 2, 2026. With the Canadian trial commencing less than a year away, DIRTT is pursuing damages and losses it suffered in Canada, the United States, and abroad in the Court of King’s Bench of Alberta.
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On February 13, 2025, the Company entered into a share repurchase agreement with NGEN III, LP (“NGEN”) pursuant to which the Company purchased for cancellation 3,920,844 common shares of DIRTT held by NGEN at a purchase price of $0.80 per common share (the “Share Repurchase”). The purchase price of $0.80 per share was a 1% discount to the closing price of the common shares on the TSX on January 27, 2025 (converted into U.S. Dollars using the February 13, 2025 closing exchange rate published by the Bank of Canada).
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On February 20, 2025, the Company extended its credit facility with the Royal Bank of Canada (“RBC”) to November 30, 2025 (the “RBC Facility”). As part of the extension, the borrowing base maximum has been increased from C$15 million to C$25 million. In addition, the RBC Facility includes a C$5 million letter of credit facility guaranteed by the Export Development of Canada. Pursuant to an agreement between RBC, the Company and a surety company, the Company now has access to a $15 million bonding facility, subject to an individual maximum of $5 million. Under the terms of the facility with the surety company, any bonds issued will be secured through letters of credit issued through the RBC Facility.

(1) See “Non-GAAP Financial Measures”

Management Commentary

Benjamin Urban, chief executive officer, remarked “The uncertainty of tariffs are causing a delay in decision making on projects. Despite this challenge, we continue working on our revenue growth plans. We are pleased to announce this quarter that HB Work Places, one of our partners, is now exclusively selling DIRTT's products and none of any other wall manufacturers. In addition, as part of our healthcare strategy we have signed a lease with the Texas Medical Center Innovation Factory in Houston to build a DIRTT Experience Centre. On Integrated Solutions, we have increased our full pipeline by 21% from December 31, 2024 to March 31, 2025. We successfully completed a mock up at a large airport this past quarter and secured a pipeline for casework of $5.2 million with another customer. These opportunities would not have been pursued had we not established this team.”

Fareeha Khan, chief financial officer, added “Our first quarter revenue was in line with expectations and first quarter Adjusted EBITDA was better than expected. With the uncertainty on tariffs and cascading delays in construction investment decisions, we are closely monitoring costs but looking to continue to invest in activities that we believe will support our revenue growth strategy. At this time, we are withdrawing our annual guidance and look forward to providing an update as market uncertainties subside. DIRTT’s transformation efforts continue to drive cost reduction and efficiency improvements. In addition to our plant and supply chain efforts, we have put a major focus on our back-office business processes to reduce lead-times, make it easier to do business with DIRTT and scale the organization as our business grows.”

First Quarter 2025 Results

First quarter 2025 revenue was $41.3 million, an increase of $0.4 million or 1%, from $40.8 million for the same period of 2024. The increase in revenue, as compared to the same period of 2024, was primarily the result of a higher volume of large education and healthcare projects, offset by smaller commercial and government projects in the first quarter of 2025.

Gross profit and gross profit margin for the quarter ended March 31, 2025 were $14.5 million or 35.2% of revenue compared to $14.6 million or 35.9% of revenue for the quarter ended March 31, 2024. Adjusted Gross Profit (see “Non-GAAP Financial Measures”) for the three months ended March 31, 2025 was $15.5 million, consistent with the $15.5 million Adjusted Gross Profit for the first quarter of 2024. Adjusted Gross Profit Margin (see “Non-GAAP Financial Measures”) was 37.5% for the first quarter of 2025 a decrease from 37.9% in the comparative period of 2024. Gross profit and Adjusted Gross Profit for the quarter ended March 31, 2025 were negatively impacted by the tariffs implemented in 2025. We incurred $0.6 million (1.4% of revenue) in tariffs and costs related to tariff mitigation actions.

Sales and marketing expenses decreased by $0.7 million to $5.2 million for the three months ended March 31, 2025 from $5.9 million for the three months ended March 31, 2024. The decrease was driven by a $0.3 million decrease in termination benefits, a $0.2 million decrease in salaries and benefits costs, a $0.2 million decrease in commissions and pass through charges, a $0.1 million decrease in professional services costs, a $0.1 million decrease in depreciation expense and a $0.1 million decrease in building and communications costs. The decrease was offset by a $0.1 million increase in travel, meals and entertainment costs, and a $0.1 million increase in marketing and tradeshow expenses.

General and administrative expenses increased by $0.9 million to $5.5 million for the three months ended March 31, 2025, from $4.6 million for the three months ended March 31, 2024. The increase was primarily related to a $0.9 million increase in professional services costs as a result of costs associated with the Share Repurchase from NGEN and an increase in litigation costs as we prepare for the Falkbuilt trial, a $0.2 million increase in salaries and benefits costs, a $0.1 million increase in termination benefits, a $0.1 million loss on disposal of equipment and a $0.1 million increase in board fees, offset by a $0.3 million decrease in building and infrastructure costs, a $0.1 million decrease in depreciation expense and a $0.1 million decrease in office and communication costs.

Operations support expenses increased by $0.3 million for the three months ended March 31, 2025 to $2.0 million, from $1.8 million for the comparative period of 2024. The increase was primarily related to a $0.1 million increase in termination benefits, a $0.1 million increase in tradeshow expenses, and a $0.1 million increase in other discretionary expenses.

Technology and development expenses decreased slightly to $1.2 million for the three months ended March 31, 2025 from $1.3 million for the three months ended March 31, 2024. This decrease was primarily related to a $0.1 million decrease in salaries and benefits costs, offset by a $0.1 million increase in professional services costs.

Stock-based compensation expense for the three months ended March 31, 2025 was $0.7 million, consistent with $0.7 million for the three months ended March 31, 2024. Stock-based compensation expense is dependent on share price in a period for fair value adjustments made on cash-settled deferred share unit awards and grants, exercises, expirations or forfeitures made on other awards.

Foreign exchange gain or loss decreased $1.0 million from a gain of $0.9 million for the three months ended March 31, 2024 to a loss of $0.1 million for the same period in 2025. The decrease is primarily related to the strengthening of the Canadian dollar relative to the U.S. Dollar over the three months ended March 31, 2025.

Interest income for the three months ended March 31, 2025 was $0.3 million compared to $0.5 million for the comparative period of 2024. The decreased interest income is due to lower interest earned on the Company’s lower cash equivalents during the three months ended March 31, 2025 compared to the same period of 2024.

Interest expense decreased by $0.6 million from $1.1 million in the quarter ended March 31, 2024, to $0.5 million in the quarter ended March 31, 2025. This decrease is largely due to repayment of debt throughout the year ended December 31, 2024 and during the first quarter of 2025, reducing the interest payable on current and long-term debt.

Net loss after tax was $0.7 million or $0.00 basic and diluted net loss per share in the three months ended March 31, 2025, a decrease of $3.7 million from net income after tax of $3.0 million or $0.02 and $0.01 net income per share, basic and diluted, for the three months ended March 31, 2024. The decrease in net income is primarily the result of a $2.9 million decrease in gain on extinguishment of debt (relating to the substantial issuer bid and tender offer that was completed in February 2024 and not repeated in 2025), a $1.0 million decrease in foreign exchange gain, a $0.2 million decrease in interest income and a $0.1 million decrease in gross profit, offset by a decrease of $0.6 million in interest expense.

Adjusted EBITDA (see “Non-GAAP Financial Measures”) for the first quarter of 2025 was $2.1 million, or 5.1% of revenue, a decrease of $0.6 million from $2.7 million, or 6.5% of revenue, for the first quarter of 2024. Lower Adjusted EBITDA was mainly driven by a $0.9 million increase in professional services costs as a result of higher litigation costs offset by incremental decreases in other operating expenses.

Outlook

During the first quarter of 2025 we saw increasing levels of business uncertainty stemming from deteriorating macroeconomic conditions. The ongoing risk around the timing and size of tariffs in North America has forced many businesses, including DIRTT, to evaluate their capital planning, operating expenses and supply chains. In response, DIRTT has been preparing for tariffs and has started implementing mitigation strategies, such as leveraging our Savannah manufacturing facility and increasing our sourcing of materials within the U.S.

In the first quarter of 2025, we observed a softening in leading indicators relating to our revenue pipeline, specifically above-trend scheduling delays and below-trend signed awards driven by macroeconomic conditions that we believe are unrelated to DIRTT. The nature of the uncertainty is currently most pronounced in near-term decision making, and we have not yet seen a meaningful increase in project cancellations or losses. Due to the wide-ranging delays, we believe it is prudent to withdraw our full-year revenue and Adjusted EBITDA guidance. Despite this near-term softening, our twelve-month forward-looking pipeline is up 8% year-over-year. We remain confident in DIRTT’s strategic priorities, and expect to generate positive Adjusted EBITDA in 2025 due to DIRTT’s cost controls, business process improvements and manufacturing efficiencies.

We will continue to work to support our partners, grow our business, and transform how the world builds. DIRTT’s balance sheet is strong, including $36.0 million of liquidity (comprising of unrestricted cash and available borrowings). We will continue making key investments with DIRTT’s long-term growth in mind.

Conference Call and Webcast Details

A conference call and webcast for the investment community is scheduled for May 8, 2025 at 08:00 a.m. MDT (10:00 a.m. EDT). The call and webcast will be hosted by Benjamin Urban, chief executive officer, and Fareeha Khan, chief financial officer.

The call is being webcast live on the Company’s website at dirtt.com. Alternatively, click here to listen to the live webcast. The webcast is listen-only.

A webcast replay of the call will be available on DIRTT’s website.

Statement of Operations

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended March 31,
	2025	2024
Product revenue	40,346	39,039
Service revenue	949	1,808
Total revenue	41,295	40,847

Product cost of sales	26,356	24,992
Service cost of sales	397	1,207
Total cost of sales	26,753	26,199
Gross profit	14,542	14,648

Expenses
Sales and marketing	5,177	5,920
General and administrative	5,480	4,566
Operations support	2,030	1,775
Technology and development	1,228	1,251
Stock-based compensation	739	675
Reorganization	210	138
Impairment charge on Rock Hill facility	-	530
Total operating expenses	14,864	14,855

Operating loss	(322)	(207)
Gain on extinguishment of convertible debt	7	2,931
Foreign exchange (loss) gain	(112)	919
Interest income	262	489
Interest expense	(451)	(1,054)
	(294)	3,285
Net (loss) income before tax	(616)	3,078
Income taxes
Current and deferred income tax expense	45	33
Net (loss) income after tax	(661)	3,045

Net (loss) income per share
Net (loss) income per share − basic	(0.00)	0.02
Net (loss) income per share − diluted	(0.00)	0.01

Weighted average number of shares outstanding (in thousands)
Basic	191,580	183,668
Diluted	191,580	288,479

Non-GAAP Financial Measures

Our interim condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These GAAP financial statements include non-cash charges and other charges and benefits that we believe are unusual or infrequent in nature or that we believe may make comparisons to our prior or future performance difficult.

As a result, we also provide financial information in this news release that is not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP.

Management uses these non-GAAP financial measures in its review and evaluation of the financial performance of the Company. We believe that these non-GAAP financial measures also provide additional insight to investors and securities analysts as supplemental information to our GAAP results and as a basis to compare our financial performance period-over-period and to compare our financial performance with that of other companies. We believe that these non-GAAP financial measures facilitate comparisons of our core operating results from period to period and to other companies by removing the effects of our capital structure (net interest income on cash deposits, interest expense on outstanding debt and debt facilities, or foreign exchange movements), asset base (depreciation and amortization), tax consequences, reorganization expense, unusual or infrequent charges or gains (such as gain on extinguishment of debt, and impairment charges), stock-based compensation, related party expense, and government subsidies. We remove the impact of foreign exchange gain (loss) from Adjusted EBITDA. Foreign exchange gains and losses can vary significantly period-to-period due to the impact of changes in the U.S. and Canadian dollar exchange rates on foreign currency denominated monetary items on the balance sheet and are not reflective of the underlying operations of the Company. In periods where production levels are abnormally low, unallocated overheads are recognized as an expense in the period in which they are incurred. In addition, management bases certain forward-looking estimates and budgets on non-GAAP financial measures, primarily Adjusted EBITDA. We have not reconciled forward-looking non-GAAP measures, including Adjusted EBITDA guidance, to its corresponding GAAP measures due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to non-operating income and expenditures, which are difficult to predict and subject to change.

Government subsidies, depreciation and amortization, stock-based compensation expense, reorganization expense, foreign exchange gains and losses, gain on extinguishment of debt, impairment charges, net interest income on cash deposits, interest expense on outstanding debt and debt facilities, tax expense, and related party expense are excluded from our non-GAAP financial measures because management considers them to be outside of the Company’s core operating results, even though some of those receipts and expenses may recur, and because management believes that each of these items can distort the trends associated with the Company’s ongoing performance. We believe that excluding these receipts and expenses provides investors and management with greater visibility to the underlying performance of the business operations, enhances consistency and comparativeness with results in prior periods that do not, or future periods that may not, include such items, and facilitates comparison with the results of other companies in our industry.

The following non-GAAP financial measures are presented in this news release, and a description of the calculation for each measure is included.

Adjusted Gross Profit	Gross profit before deductions for depreciation and amortization
Adjusted Gross Profit Margin	Adjusted Gross Profit divided by revenue
EBITDA	Net income before interest, taxes, depreciation, and amortization
Adjusted EBITDA

EBITDA adjusted to remove foreign exchange gains or losses; impairment charges; reorganization expenses; stock-based compensation expense; unusual or infrequent charges (such as gain on extinguishment of debt); and any other non-core gains or losses

Adjusted EBITDA Margin	Adjusted EBITDA divided by revenue

You should carefully evaluate these non-GAAP financial measures, the adjustments included in them, and the reasons we consider them appropriate for analysis supplemental to our GAAP information. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider any of these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. You should also be aware that we may recognize income or incur expenses in the future that are the same as, or similar to, some of the adjustments in these non-GAAP financial measures. Because these non-GAAP financial measures may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation for the results of the three months ended March 31, 2025 and 2024 of EBITDA and Adjusted EBITDA to our net (loss) income after tax, and of Adjusted EBITDA Margin to net income (loss) margin, which are the most directly comparable GAAP measures for the periods presented:

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended March 31,
	2025	2024
	($ in thousands)
Net (loss) income after tax for the period	(661)	3,045
Add back (deduct):
Interest expense	451	1,054
Interest income	(262)	(489)
Income tax expense	45	33
Depreciation and amortization	1,480	1,534
EBITDA	1,053	5,177
Foreign exchange loss (gain)	112	(919)
Stock-based compensation	739	675
Reorganization expense(2)	210	138
Gain on extinguishment of convertible debt(2)	(7)	(2,931)
Impairment charge on Rock Hill facility(2)	-	530
Adjusted EBITDA	2,107	2,670
Net (Loss) Income Margin(1)	(1.6)%	7.5%
Adjusted EBITDA Margin	5.1%	6.5%

(1)
Net (loss) income after tax divided by revenue.
(2)
Reorganization expenses, the gain on extinguishment of convertible debt (refer to Note 4 of the interim condensed consolidated financial statements) and the impairment charge on the Rock Hill facility are not core to our business and are therefore excluded from the Adjusted EBITDA calculation.

The following table presents a reconciliation for the three months ended March 31, 2025 and 2024 of Adjusted Gross Profit to our gross profit and Adjusted Gross Profit Margin to gross profit margin, which are the most directly comparable GAAP measures for the periods presented:

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended March 31,
	2025	2024
	($ in thousands)
Gross profit	14,542	14,648
Gross profit margin	35.2%	35.9%
Add: Depreciation and amortization expense	957	844
Adjusted Gross Profit	15,499	15,492
Adjusted Gross Profit Margin	37.5%	37.9%

Special Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” within the meaning of “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934 and “forward-looking information” within the meaning of applicable Canadian securities laws. All statements, other than statements of historical fact included in this news release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this news release, the words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “plan,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” “continue,” the negatives thereof, variations thereon and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular and without limitation, this news release contains forward-looking information pertaining to the effect of our strategic priorities on increasing value creation; forecast operating and financial results and the impact of certain cost-saving measures, including the development, timing and success of strategic accounts; the competitiveness of the Company’s solutions; the liquidity and capital resources of the Company; the outcome and effects that current claims and litigation against the Company; financial condition, results of operations and growth prospects; the effect of tariffs and economic uncertainty on our business, including on our 2025 guidance, and our ability to mitigate any such effects; our beliefs about future revenue and Adjusted EBITDA, and the timing thereof; project delivery and the timing thereof; capital expenditures and allocation; general economic conditions; the new administration in the United States and potential policies implemented or stances taken by such new administration; our ability to weather economic conditions; and DIRTT's ability to support its partners, grow its business and invest in long-term growth.

Forward-looking statements are based on certain estimates, beliefs, expectations, and assumptions made in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that may be appropriate.

Forward-looking statements necessarily involve unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those contained in, or expressed or implied by such statements. Due to the risks, uncertainties, and assumptions inherent in forward-looking information, you should not place undue reliance on forward-looking statements. Factors that could have a material adverse effect on our business, financial condition, results of operations and growth prospects include, but are not limited to, risks described under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission and applicable securities commissions or similar regulatory authorities in Canada on February 26, 2025 as supplemented by our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed with the SEC and applicable securities commissions or similar regulatory authorities in Canada on May 7, 2025.

Our past results of operations are not necessarily indicative of our future results. You should not place undue reliance on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We undertake no obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our forward-looking statements by these cautionary statements.

About DIRTT Environmental Solutions

DIRTT is a leader in industrialized construction. DIRTT’s system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule, and outcomes. DIRTT’s interior construction solutions are designed to be highly flexible and adaptable, enabling organizations to easily reconfigure their spaces as their needs evolve. Headquartered in Calgary, AB Canada, DIRTT trades on the Toronto Stock Exchange under the symbol “DRT”.

FOR FURTHER INFORMATION PLEASE CONTACT ir@dirtt.com